Exhibit 99.1

Press Release Source: Kentucky USA Energy, Inc.

Kentucky USA Energy, Inc. Announces Letter of Intent with Seminole Energy Services, LLC

On Wednesday June 24, 2009, 9:00 am EDT

LONDON, Ky.--(BUSINESS WIRE)--Kentucky USA Energy, Inc. (OTCBB: KYUS), a natural gas exploration and production company (the “Company”), announced today the signing of a non-binding letter of intent (“LOI”) with Seminole Energy Services, LLC (“Seminole”), one of the largest natural gas distributors in the Oklahoma, Kansas and Texas Panhandle region. Pursuant to the terms of the LOI, the Company and Seminole will endeavor to negotiate and execute over the next 30 days definitive agreements for the purchase by Seminole of the production of gas from the Company’s wells on its leasehold properties located in the western Kentucky region. It is expected that the gas will be purchased on a delivered basis into Seminole’s utility system or the pipeline system that Seminole manages.

Seminole, based in Tulsa, Oklahoma, provides natural gas marketing services to end users and producers primarily in the Southwest, Midwest, Mid-Continent, and Inter-Mountain regions of the United States. Seminole’s customer base today numbers over 30,000 with average daily sales of 900 million cubic feet of natural gas. (Source: www.seminoleenergy.com)

This LOI with Seminole is in addition to the contract that the Company already has with another distributor, Atmos Energy Marketing, LLC. “We are excited about this opportunity to partner up with Seminole and we expect to complete a formal contract with Seminole within the next few weeks,” said Steven Eversole, CEO of Kentucky USA Energy. “We have now laid and tested over 45,000 feet of pipe for the Company’s gathering system and we thank our shareholders for their support and encouragement as we work to finalize this agreement and begin the sale of our natural gas.”

About Kentucky USA Energy, Inc.

Headquartered in London, KY, Kentucky USA Energy, Inc. engages in the acquisition, exploration, and development of oil and natural gas resource properties, with a primary focus on New Albany shale gas in the Illinois Basin in western Kentucky. The Company is a growing, exploration stage independent energy company with, it believes, the experience and technological expertise to exploit the gas resources on its properties in the Illinois Basin’s New Albany Shale.

More information about the Company may be found at www.kusaenergy.com

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of Kentucky USA Energy, including, but not limited to, the availability and pricing of additional capital to finance operations, including the drilling of its initial gas wells, longer term drilling programs and additional leasehold acquisitions, the viability of the shale gas fields in the Illinois Basin in western Kentucky, the ability of Kentucky USA Energy to build and maintain a successful operations infrastructure and to effectively drill and develop producing wells, the successful negotiation and execution of cost-effective third-party gas drilling and distribution agreements, the continued commitment of drill rig operators and future economic conditions and the volatility and decreases in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Kentucky USA Energy can be found in the filings of Kentucky USA Energy with the U.S. Securities and Exchange Commission.

Contact:

Kentucky USA Energy, Inc.
Steven Eversole, CEO, 606-878-5987
or
Investor Relations
Corporate Evolutions, Inc.
Ph: 516-482-0155
Toll Free: 877-482-0155
info@corporateevolutions.com
www.corporateevolutions.com